Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – March 17, 2010

For Immediate Release	Contact:	John Kyees
Chief Investor Relations Officer
(215) 454-5500

Urban Outfitters, Inc. Announces Retirement of Tedford Marlow and

Appointment of Steve Murray as Global President, Urban Outfitters Brand

PHILADELPHIA, March 17, 2010 (GLOBENEWSWIRE)—Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands, today announced that Tedford Marlow, President, Urban Outfitters Brand, will retire and be succeeded by Steve Murray on April 12, 2010. Mr. Marlow, 58, joined the Company in 2001 and has led the Urban Outfitters brand through a period of significant growth and expansion.

“Ted is a powerful leader, stewarding the Urban brand’s most successful period in its 39 year history,” said Glen T. Senk, Chief Executive Officer. “He built a strong global team and provided a creative vision and foundation that will carry the brand for years to come. I know Ted is thankful for the passionate commitment of those that have been part of the Urban Outfitters brand during his time with the Company. Personally, on behalf of the board and all URBN employees, we thank Ted and wish him all the best in retirement.” Mr. Marlow is expected to remain at URBN through the spring of 2011 in the role of Executive Director of Business Development focusing on international expansion and special projects.

Steve Murray, 49, will join the Company on April 12, 2010 from VF Corporation, where he served as President, VF Action Sports Coalition since February 2009 overseeing the Vans and Reef brands. Prior to assuming that role, Mr. Murray was President of VF’s Vans brand from 2004 to 2009. Mr. Murray had been the Chief Marketing Officer for Vans, Inc. from 2002 to 2004 and Senior Vice President, International from 1998 to 2002. Prior to joining Vans, Inc., Mr. Murray held various leadership roles in the US and abroad for Reebok International, LTD from 1991 to 1998. Mr. Murray holds a BA in Business Studies from Middlesex University.

Mr. Senk commented, “When Ted notified us of his interest in retiring, we commenced a search for an outstanding merchant leader for the business. Steve is more than we expected with his vast global experience and brilliant track record in growing lifestyle brands and retail concepts. He is a perfect fit for Urban Outfitters, and brings tremendous creativity and leadership to our organization, along with a deep familiarity of global youth culture from his nearly two decades of work with the Vans and Reebok brands. I am thrilled to have Steve join our executive team and am confident he will play a pivotal role in the future development of the Urban Outfitters brand and URBN.”

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 155 Urban Outfitters stores in the United States, Canada, and Europe; 2 websites and a catalog; 137 Anthropologie stores in the United States, Canada and Europe, a web site and a catalog; Free People wholesale which sells its product to approximately 1,400 specialty stores and select department stores; 34 Free People stores, a web site and catalog; Leifsdottir wholesale, which sells its product to approximately 65 specialty and select department stores; and one Terrain garden center as of January 31, 2010.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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